                                  EXHIBIT 11.1
                 STATEMENT RE COMPUTATION OF NET LOSS PER SHARE

                              Period From
                              Inception
                              (July 20, 1987) to     Year Ended               Four Months Ended
                              December 31, 1995      December 31, 1996  April 30, 1996  April 30, 1997
Weighted average common
shares outstanding                    8,003,587             12,050,450      12,198,398      12,237,801

Common equivalent shares
Bulletins Nos. 55, 64, 83
   Stock Options Exercise           $ 4,504,853            $ 4,219,102     $ 4,221,603     $ 4,169,490
   Total Option Shares                5,122,309              4,755,309       4,805,309       4,624,559
   Option Shares at Exercise
     Market Value of $4.00            1,126,213              1,054,776       1,055,401       1,042,373
     Equivalent Shares                3,996,096              3,700,533       3,749,908       3,562,186

Shares used in computing
net less per share                    8,003,587             12,050,450      12,198,398      12,237,801

Shares used in computing
pro forma net loss per share         11,999,683             15,750,983      15,948,306      15,819,987

Net loss                            $-2,579,637            $  -849,783     $  -906,138    $   -247,376

Net loss per share                  $     -0.32            $     -0.07     $     -0.03     $     -0.02

Pro forma net loss per share        $     -0.22            $     -0.05     $     -0.02     $     -0.02